Exhibit 5.1

November 28, 2005

(212) 351-4000	C 72956-00014

(212) 351-4035

Petro Stopping Centers, L.P.

Petro Financial Corporation

6080 Surety Drive

El Paso, TX 79905

Re:	Petro Stopping Centers, L.P.
Petro Financial Corporation
Registration Statement on Form S-4 (File No. 333-129211)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2005 and amendment no. 1 thereto filed with the Commission on November 28, 2005 (together, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of Petro Stopping Centers, L.P., a Delaware limited partnership (“PSC”), Petro Financial Corporation, a Delaware corporation (“PFC,” and together with PSC, the “Issuers”), Petro, Inc., a Texas corporation (“Petro, Inc.”), Petro Distributing, Inc., a Delaware corporation (“Petro Distributing”), Petro Stopping Centers Holdings, L.P., a Delaware limited partnership (“PSCH”), and Petro Holdings Financial Corporation, a Delaware corporation (“PHFC,” and together with Petro, Inc., Petro Distributing and PSCH, the “Guarantors”), in connection with the offering by the Issuers of up to $25,000,000 aggregate principal amount of 9% Senior Secured Notes due 2012 (the “New Notes”), and the related guarantees to be issued by the Guarantors (the “Guarantees”). The Issuers and the Guarantors are collectively referred to herein as the “Registrants.”

The New Notes will be offered in exchange for a like principal amount of the Issuers’ outstanding 9% Senior Secured Notes due 2012 (the “Outstanding Notes”) pursuant to the Registration Rights Agreement, dated as of July 26, 2005, among PSC, PFC, Petro, Inc., PSCH, PHFC and Banc of America Securities LLC and Wells Fargo Securities, LLC, as initial purchasers of the Outstanding Notes (the “Registration Rights Agreement”).

Petro Stopping Centers, L.P.

November 28, 2005

The New Notes and the Guarantees will be issued pursuant to an Indenture, dated as of February 9, 2004, among PSC and PFC, as issuers, PSCH, PHFC, and Petro Distributing, as guarantors, and The Bank of New York, as Trustee, as supplemented by a First Supplemental Indenture, dated as of February 9, 2004, among PSC and PFC, as issuers, PSCH, PHFC, Petro Distributing and Petro, Inc., as guarantors, and The Bank of New York, as Trustee (as supplemented, the “Indenture”). The New Notes, the Guarantees and the Indenture are each governed under the laws of the State of New York, and are sometimes collectively referred to herein as the “Documents”.

We have examined the originals, or photostatic or certified copies, of such records of the Registrants and certificates of officers of the Registrants and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

(i) the New Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be validly issued and will constitute valid and binding obligations of the Issuers; and

(ii) the Guarantees, when executed and delivered by the Guarantors, will be validly issued and will constitute valid and binding obligations of the Guarantors.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A.    Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B.    We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) under the Documents of, or any consent thereunder

Petro Stopping Centers, L.P.

November 28, 2005

relating to, any stay, extension or usury laws or any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

C.    We express no opinion as to the effect on the enforceability of the Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a guarantor or surety, unless such defense has been waived effectively by the Guarantors.

D.    We are admitted to practice in the State of New York and render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion letter is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

E.    We express no opinion as to the applicability to, or the effect of noncompliance by, the holders of the New Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP